Exhibit 99.1

FOR IMMEDIATE RELEASE

December 23, 2005

Contact:

Joseph A. D’Amato

Seneca Gaming Corp.

716-299-1073

Seneca Gaming Corporation

Announces its 2005 Fourth Quarter and Fiscal Year End Results

Niagara Falls, NY (Niagara Territory) – Seneca Gaming Corporation (“SGC”, or the “Company”) today reported its consolidated financial results for the three and twelve months ended September 30, 2005.

SGC is a wholly owned, tribally chartered corporation of the Seneca Nation of Indians (the “Nation”) that operates all of the Nation’s Class III gaming operations on the Nation’s territory in Western New York. SGC, through its wholly owned subsidiaries, Seneca Niagara Falls Gaming Corporation (“SNFGC”) and Seneca Territory Gaming Corporation (“STGC”), operates two gaming operations in Niagara Falls, New York (Niagara Territory) (“Seneca Niagara Casino”) and Salamanca, New York (Allegany Territory) (“Seneca Allegany Casino”), respectively.

SGC was chartered by the Nation in August 2002 and opened its initial gaming operations on the Niagara and Allegany Territories on December 31, 2002 and May 1, 2004, respectively. Since the Seneca Allegany Casino was open for only five months during the 12 months ended September 30, 2004, the comparisons discussed below between the 12 months ended September 30, 2005 (“Fiscal 2005”) and the 12 months ended September 30, 2004 (“Fiscal 2004”), are less meaningful in some respects.

Fourth Quarter Fiscal 2005 Financial Results Summary

SGC - Certain (Consolidated) Financial Results.  For the three months ended September 30, 2005 and 2004 (the “Fourth Quarter 2005” and “Fourth Quarter 2004”, respectively) total consolidated net revenues were $119.9 million and $111.8 million, respectively, an increase of $8.1 million, or 7%.  The overall increase was primarily due to an $8.1 million increase in net gaming revenues from $105.4 million to $113.5 million for the Fourth Quarter 2004 and 2005, respectively, or an 8% increase.  SGC’s consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $34.0 million compared to $41.4 million for the Fourth Quarter 2005 and 2004, respectively, a decrease of $7.4 million, or 18%.  The primary reason for the decrease was the Klewin Charges discussed below.

Results in the Fourth Quarter 2005 included a one time, non-recurring $13.3 million charge to earnings for amounts advanced to Klewin Gaming and

Entertainment (“Klewin”), our previous construction manager, principally in payment of work performed by its subcontractors and professionals on the luxury hotel at Seneca Niagara Casino and the parking garage at Seneca Allegany Casino.  As previously reported, the $14.6 million that SNFGC and STGC wired to Klewin for payment of work done by its subcontractors and professionals was never paid by Klewin to the appropriate parties. In order to ensure continued construction of the luxury hotel at the Seneca Niagara Casino and the garage at the Seneca Allegany Casino, SNFGC and STGC distributed another $14.6 million to compensate the unpaid subcontractors and professionals. The $13.3 million charge is net of $1.3 million of management fees and retainage otherwise payable to Klewin for services performed but not billed.  SNFGC and STGC are vigorously pursuing legal action against Klewin and its bank to recover these amounts.  Although we believe we have strong legal arguments to recover the $14.6 million from Klewin and its bank (the “Klewin Charges”), we can provide no assurance that we will be successful in recovering these amounts.  Adjusting for the Klewin Charges, consolidated EBITDA was $47.3 million, an increase of $5.9 million, or 14%.

SGC reported consolidated net income of $20.7 million for the Fourth Quarter 2005 against consolidated net income of $23.1 million in the Fourth Quarter 2004, a decrease of $2.4 million, or 10%.  The decrease in consolidated net income was primarily due to the Klewin Charges, partially offset by a $4.6 million decrease in interest expense in the Fourth Quarter 2005 due to the prepayment of SNFGC’s Freemantle Term Loan in May 2005.

Seneca Niagara Casino - Certain Financial Results.   Net gaming revenues for the Seneca Niagara Casino were $73.5 million and $74.5 million in the Fourth Quarter 2005 and 2004, respectively, or a 1% decrease.  Total net revenues in the comparative periods decreased from $79.2 million to $78.1 million, or a 1% decrease.  Seneca Niagara Casino generated EBITDA of $20.9 million and $30.5 million during the Fourth Quarter 2005 and 2004, respectively, or a decrease of $9.6 million, or 31%.  This decrease was primarily due to SNFGC’s $10.0 million portion of the Klewin Charges. Adjusting for SNFGC’s portion of the Klewin Charges, EBITDA for the Fourth Quarter 2005 was $31.0 million, an increase of $0.5 million, or 2%.

The overall revenue decrease at the Seneca Niagara Casino was primarily attributable to the transfer of our Class II gaming operations to the Nation’s wholly owned entity, Seneca Gaming & Entertainment, on January 1, 2005.  For the Fourth Quarter 2004, Class II revenue was $1.5 million. The overall revenue decrease was partially offset by a $0.3 million or 1% increase in net Class III slot revenue during the comparative periods.

Seneca Allegany Casino - Certain Financial Results.  During the Fourth Quarter 2005 and 2004, Seneca Allegany Casino had net gaming revenues of $40.0 million and $30.9 million, respectively, an increase of $9.1 million, or 29%.  Total net revenues for Seneca Allegany Casino during the comparative periods were $41.8 million and $32.6 million, respectively, an increase of $9.2 million, or 28%.  Seneca Allegany Casino generated $14.4 million of EBITDA in the Fourth Quarter 2005, compared to $11.4 million in the Fourth

Quarter 2004, an increase of $3.0 million, or 26%.  Included in the 2005 Financial Results is STGC’s $3.3 million portion of the Klewin Charges. Adjusting for STGC’s portion of the Klewin Charges, EBITDA for the Fourth Quarter 2005 was $17.7 million, an increase of $6.3 million, or 55%.

Twelve Months Fiscal 2005 Financial Results Summary

SGC - Certain (Consolidated) Financial Results  For Fiscal 2005 and 2004 consolidated net revenues were $449.2 million and $356.4 million, respectively, an increase of $92.8 million, or 26%. Consolidated net gaming revenues during the comparative periods also increased from $337.5 million to $433.9 million, an increase of $96.4 million, or 29% increase. Consolidated EBITDA increased to $157.1 million from $134.5 million during the comparative periods, an increase of $22.6 million, or 17%.  Adjusting for the Klewin Charges, EBITDA for Fiscal 2005 was $170.4 million, an increase of $35.9 million, or 27%. Consolidated net income, however, was $45.6 million for Fiscal 2005, a $39.1 million decrease from Fiscal 2004.  The decrease was primarily due to non-recurring charges of (a) $49.2 million, included in Interest Expense, related to the prepayment of SNFGC’s $80 million Freemantle Term Loan in May 2005 and (b) the $13.3 million Klewin Charges.  The non-recurring charges were partially offset by a $26.1 million increase in net income for Seneca Allegany Casino, due to having 7 additional months of operations during Fiscal 2005.

Seneca Niagara Casino - Certain Financial Results.  Seneca Niagara Casino’s total net revenues were $306.0 million and $305.9 million for Fiscal 2005 and 2004, respectively.  Net gaming revenues were $288.5 million and $288.2 million during the comparative periods, an increase of 1%.  Included in net gaming revenues for Fiscal 2005 and 2004 is $1.4 million and $2.2 million, respectively, of Class II poker revenues.  These Class II gaming operations, as noted above, are no longer operated by SGC but by the Nation directly, through Seneca Gaming & Entertainment. Seneca Niagara Casino generated EBITDA of $111.5 million and $121.8 million for Fiscal 2005 and 2004, respectively, or a decrease of 8%.  The decrease primarily resulted from SNFGC’s $10.0 million portion of the Klewin Charges. Adjusting for SNFGC’s portion of the Klewin Charges, EBITDA for Fiscal 2005 for Seneca Niagara Casino was $121.5 million, a decrease of $0.3 million, or less than 1%.

Seneca Allegany Casino - Certain Financial Results.  Seneca Allegany Casino total net revenues were $143.2 million and $50.5 million for Fiscal 2005 and 2004, respectively.  Net gaming revenues for the same comparative periods were $136.4 million and $47.9 million, respectively.  Included in the net gaming revenues for Fiscal 2005 and 2004 is $2.4 million and $3.3 million, respectively, of Class II poker, video lottery terminal, and bingo revenues, which operations, as noted above, are no longer operated by SGC but by the Nation directly, through Seneca Gaming & Entertainment.  EBITDA for Fiscal 2005 and 2004 was $48.3 million and $13.7 million, respectively, an increase of $34.6 million, or 253%.  Adjusting for STGC’s $3.3 million portion of the Klewin Charges, EBITDA for Fiscal 2005 for Seneca Allegany Casino was

$51.5 million, an increase of $37.8 million, or 276%. As noted above, Seneca Allegany Casino opened on May 1, 2004 and thus was only open for five months during fiscal 2004.  Prior to May 1, 2004, Seneca Allegany Casino was in the development and construction phases.

John Pasqualoni, President and Chief Executive Officer of SGC, stated:  “Our gaming operations continue to generate excellent operating results. Before reflecting non-recurring Klewin Charges, in Fiscal 2005, we generated Adjusted consolidated EBITDA (as defined below) and adjusted consolidated EBITDA margin of $171.0 million and 38%, respectively. I continue to be extremely pleased with both our guests’ acceptance and the operating results of Seneca Allegany Casino. Its operating performance has exceeded our expectations. All of this was accomplished while continuing construction of the 604-room luxury hotel at Seneca Niagara Casino, finalizing development plans for our 220-room hotel at Seneca Allegany Casino, and evaluating possible sites and breaking ground for the Seneca Buffalo Creek Casino. With the partial opening of the luxury hotel at Seneca Niagara Casino on December 15, 2005 and the grand opening of the entire luxury hotel scheduled for the end of March 2006, I believe we will be able to attract more high value patrons and therefore continue to increase our net revenues.  In a very short period, SGC has become the leading gaming and entertainment operation in Western New York.

Expansion Projects

During Fiscal 2005, SGC spent $171.0 million for construction and the purchase of property and equipment, including $117.0 million at Seneca Niagara Casino and $54.0 million at Seneca Allegany Casino.

As of this date, construction on Seneca Niagara Casino’s luxury hotel remains on schedule. We continue to expect the hotel to be fully open by March 31, 2006.  While we previously estimated the cost to construct and equip the luxury hotel at $200.0 million, we have recently been informed by our construction manager, the Seneca Construction Management Corporation, that the cost to complete the luxury hotel will exceed that amount.  We had based our $200.0 million estimate on the guaranteed maximum contract sum of $153.0 million provided by Klewin in February 2004.  We expect the final cost to equip and construct this luxury hotel to be between $235.0 million and $240.0 million. We continue to evaluate our options against the appropriate parties with respect to the additional cost to complete the luxury hotel.

The Seneca Allegany Casino’s 1,850-space parking garage, excluding the valet portion, was opened on July 1, 2005.

The construction of the resort hotel and permanent gaming facility at Seneca Allegany Casino commenced on October 29, 2005.  A partial opening is scheduled for October 22, 2006 with a grand opening on December 31, 2006. The estimated cost to construct and equip the resort hotel, is between $156.0 and $167.0 million.

The ground breaking for the Seneca Buffalo Creek Casino occurred on December 8, 2005.  The Seneca Buffalo Creek Casino is expected to open in calendar year 2007.

As of September 30, 2005, SGC had cash and cash equivalents of $142.5 million and short-term investments of $96.1 million.

Barry E. Snyder, Sr., President of the Nation and Chairman of the SGC Board of Directors commented:  “During Fiscal 2005, we continued to make substantial commitments of capital to upgrade, improve and expand our gaming operations. We opened a portion of the luxury hotel at the Seneca Niagara Casino, including gaming, retail and dining venues on December 15, 2005. The completion of the Seneca Niagara Casino & Hotel is currently on schedule and is expected to be completed by March 31, 2006. Construction of our 220-room hotel and permanent gaming facility at Seneca Allegany Casino has commenced and we expect to have the permanent casino, restaurants and two floors of rooms opened by October 22, 2006 and the resort hotel fully completed by December 31, 2006. We recently completed the acquisition of 9 acres of land in the Inner Harbor area of the City of Buffalo for the construction of our third Class III casino.  Finally, we believe SGC and the Nation’s payment of subcontractors was the correct action in response to the non-payment by Klewin, with funds transferred to Klewin by us, of subcontractors on our projects. Not only did it ensure the continuity of construction on our projects, but also paid subcontractors for work performed. We intend to vigorously litigate this matter against Klewin and their bank to recover these funds.”

Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure, but is commonly used in the gaming industry as a measure of performance and basis for valuation of gaming companies. A reconciliation of net income to EBITDA is provided at the end of this press release.

SGC defines EBITDA as earnings before interest, taxes, depreciation and amortization. SGC defines Adjusted EBITDA (used in this press release) as EBITDA plus pre opening expense and the Klewin charges.  SGC’s calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies and therefore comparisons of EBITDA and Adjusted EBITDA may be limited. EBITDA and Adjusted EBITDA should not be construed as a substitute for operating income or net income, as they are determined in accordance with generally accepted accounting principles.

Forward-Looking Information

This press release contains certain forward-looking information intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These may be generally identified by the context of certain statements or the use of forward-looking terminology, such as “believes”, “estimates”, “anticipates”, “intends”, “plans”, “expects”,

“scheduled”, “will”, “continue”, “evaluate”, and words of similar meaning, with references to SGC and its management. Similarly, statements that describe our plans or goals are all forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements contained in this earnings release, including, but not limited to our revised estimates regarding costs and completion of current construction projects, our ability to open the Seneca Niagara Casino & Hotel and the hotel and permanent gaming facility at Seneca Allegany Casino on schedule, our ability to open our third casino property in Erie County in calendar year 2007, our ability to increase revenues with the opening of the Seneca Niagara Casino & Hotel, our ability to recover the $14.6 million from Klewin and its bank, and, if we determine to take any action against appropriate parties with respect to the additional cost to complete the luxury hotel, or ability to be successful in any such action.  Additional information concerning potential factors that could affect SGC’s financial conditions, results of operations, and expansion projects are described from time to time in SGC’s periodic reports filed with the SEC, including, but not limited to, SGC’s Annual Report on Form 10-K.  These Reports may be viewed free of charge on the SEC’s website, www.sec.gov, or on SGC’s website, www.senecagamingcorporation.com.

SGC disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if the date is not stated, as of this press release date.

Earnings Conference Call

The Chairman of the Board and Nation’s President Barry E. Snyder and Seneca Gaming Corporation senior management will host an earnings conference call for investors and other members of the financial community on December 29, 2005 at 2:00 PM. Interested parties may participate in this call by dialing 800-895-1085, pass code SENECA. A rebroadcast of this earnings conference call will be available for 14 days using the same number and pass code.

Contact: Joseph A. D’Amato, Senior Vice President Finance and Administration for additional information at 716-299-1073.

Seneca Gaming Corporation

Consolidated Balance Sheets

	September 30,
	2005	2004
	(In Thousands)
Assets
Cash and cash equivalents	$142,467	$211,595
Short term investments	96,091	57,963
Trade receivables, net	1,979	1,348
Receivables from Nation	875	—
Inventories	2,095	2,123
Other current assets	6,437	3,171
Total current assets	249,944	276,200

Property and equipment, net	430,418	282,797
Other long-term assets	18,486	25,059

Total assets	$698,848	$584,056

Liabilities and capital
Liabilities:
Current portion of long-term debt	$—	$325
Trade payables	3,898	3,415
Accrued interest	14,218	10,866
Construction payables - SCMC	10,894	—
Construction payables	23,341	28,807
Exclusivity fees	5,717	41,549
Other current liabilities	38,003	31,752
Dividend payable to Seneca Nation	—	655
Total current liabilities	96,071	117,369

Long-term debt	493,352	380,000
Total liabilities	589,423	497,369

Capital:
Retained earnings	109,425	86,687
Total capital	109,425	86,687

Total liabilities and capital	$698,848	$584,056

Seneca Gaming Corporation

Consolidated Statements of Income

	Years Ended September 30,
	2005	2004
	(In Thousands)
Revenues
Gaming	$440,156	$337,536
Food and beverage	41,689	31,358
Retail, entertainment, and other	16,955	11,797
Less promotional allowances	(49,647)	(24,295)
Net revenues	449,153	356,396

Expenses
Gaming	114,746	92,531
Food and beverage	34,877	26,387
Retail, entertainment, and other	10,418	7,184
Advertising, general, and administrative	117,188	91,552
Pre-opening costs	1,509	4,228
Depreciation and amortization	26,295	17,638
Total operating costs and expenses	305,033	239,520

Operating income	144,120	116,876

Non-Recurring construction charges	(13,301)	—
Interest income	5,116	1,535
Interest expense	(90,366)	(33,702)

Net income	$45,569	$84,709

Seneca Gaming Corporation

Consolidated Statements of Cash Flows

	Years Ended September 30
	2005	2004
	(In Thousands)
Operating activities
Net income	$45,569	$84,709
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,295	17,638
Amortization of deferred financing costs	2,445	1,735
Provision for bad debts	171	96
Fair market value adjustment of interest rate caps	177	1,328
Write-off of deferred financing fees	2,468	—

Other	1,315	151

Changes in operating assets and liabilities:
Current assets	(4,947)	(1,713)
Long-term assets	(149)	(1,287)
Current liabilities	(25,692)	41,561
Net cash provided by operating activities	47,652	143,803

Investing activities
Purchases of property and equipment	(171,011)	(168,704)
Payments for real property acquisitions to be distributed to Nation	(1,673)	(12,036)
Refund of deposits	700	—
Purchase of short-term investments	(14,580)	(57,963)
Net cash used in investing activities	(186,564)	(238,703)

Financing activities
Proceeds from senior notes	193,000	300,000
Proceeds from term loan	—	22,700
Prepayment of term loan	(80,000)	—
Payments to sinking fund	(17,500)	(6,048)
Purchase of interest rate caps	—	(2,188)
Proceeds from sale of interest rate caps	683	—
Proceeds from notes payable - equipment	—	19,266
Repayments of notes payable – equipment	(325)	(46,916)
Payment of deferred financing costs	(4,982)	(11,937)
Dividend to Seneca Nation	(21,092)	(28,010)
Net cash provided by financing activities	69,784	246,867
(Decrease) increase in cash and cash equivalents	(69,128)	151,967
Cash and cash equivalents at beginning of year	211,595	59,628
Cash and cash equivalents at end of year	$142,467	$211,595

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

Three months ended September 30, 2005

(UNAUDITED) ($000’s omitted)

	SNFGC	STGC	SEGC	SGC	Consolidated

Net Income (loss)	$15,469	$10,743	$(899)	$(4,582)	$20,731
Depreciation	4,580	2,324	—	—	6,904
Interest, net	891	1,336	46	4,122	6,395

EBITDA	20,940	14,403	(853)	(460)	34,030
Klewin Charges	10,043	3,258			13,301
Pre-opening costs	266	—	853	—	1,119

Adjusted EBITDA	$31,249	$17,661	$—	$(460)	$48,450

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

Three months ended September 30, 2004

(UNAUDITED) ($000’s omitted)

Net Income loss)	$19,192	$8,133	$(224)	$(3,999)	$23,102
Depreciation	4,635	1,903		347	6,885
Interest, net	6,701	1,348	50	3,327	11,426

EBITDA	30,528	11,384	(174)	(325)	41,413
Pre-opening costs	169	100	174	—	443

Adjusted EBITDA	$30,697	$11,484	$—	$(325)	$41,856

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

Fiscal Year Ended September 30, 2005

(UNAUDITED) ($000’s omitted)

	SNFGC	STGC	SEGC	SGC	Consolidated

Net Income(loss)	$27,736	$34,748	$1,029)	$15,886)	$45,569
Depreciation	17,853	8,442	—	—	26,295
Interest, net	65,864	5,064	164	14,158	85,250

EBITDA	111,453	48,254	(865)	(1,728)	157,114
Klewin Charges	10,043	3,258	—	—	13,301
Pre-opening costs	584	48	877	—	1,509

Adjusted EBITDA	$122,080	$51,560	$12	$(1,728)	$171,924

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

Fiscal Year Ended September 30, 2004

(UNAUDITED) ($000’s omitted)

	SNFGC	STGC	SEGC	SGC	Consolidated

Net Income (loss)	$83,050	$8,591	$(336)	$(6,596)	$84,709
Depreciation	14,713	2,925		—	17,638
Interest, net	24,063	2,210	50	5,844	32,167

EBITDA	121,826	13,726	(286)	(752)	134,514
Pre-opening costs	168	3,774	286	—	4,228

Adjusted EBITDA	$121,994	$17,500	$—	$(752)	$138,742